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                                                                     Exhibit 3.4


                            CERTIFICATE OF AMENDMENT
                     TO THE AMENDED AND RESTATED BYLAWS OF
                           ARBOR SOFTWARE CORPORATION
                     AS APPROVED BY THE BOARD OF DIRECTORS


     Effective as of ______________, 1998, Article III of the Bylaws of Arbor Software Corporation, a Delaware corporation, was amended to read in full as follows:

                                   DIRECTORS

     SECTION 1. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1999 annual meeting of stockholders, the term of office of the second class to expire at the 2000 annual meeting of stockholders and the term of office of the third class to expire at the 2001 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors shall hold office until the expiration of term for which elected, and until their respective successors are elected and qualified, except in the case of the death, resignation or removal of any director. Directors need not be stockholders.

     SECTION 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and not by stockholders, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

     SECTION 3. The business of the corporation shall be managed by or under the direction of its board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

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     IN WITNESS WHEREOF, I have hereunto subscribed my name this _____ day of
_______, 1998.


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                                       By:
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                                       Its:
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